UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RADISYS CORPORATION

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Supplement to Proxy Statement for Annual Meeting of Shareholders

to be Held June 15, 2011

This Supplement to Proxy Statement is being furnished to shareholders of RadiSys Corporation (“we,” “us” or “RadiSys”) in connection with the solicitation of proxies by our Board of Directors for use in voting at our annual meeting of shareholders. The annual meeting of shareholders will be held at our headquarters located at 5445 NE Dawson Creek Drive, Hillsboro, Oregon 97124, on June 15, 2011 at 8:30 a.m., Pacific time.

This Supplement to Proxy Statement supplements the proxy statement, dated April 29, 2011, previously made available to our shareholders in connection with the solicitation of proxies for use at the annual meeting.

This Supplement to Proxy Statement is being furnished to provide new information related to our recently announced proposed acquisition of Continuous Computing Corporation, a Delaware corporation (“CCPU”). On May 2, 2011, we and RadiSys Holdings, Inc., a newly-formed Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CCPU, and the CCPU shareholder representative, pursuant to which Merger Sub will merge with and into CCPU, with CCPU surviving the merger as our wholly owned subsidiary.

At the closing of the merger we will pay merger consideration consisting of $73,000,000 in cash, subject to adjustment based on the closing date net working capital of CCPU, and 3,666,667 shares of our common stock. The Merger Agreement also provides for certain earn-out payments based on the amount of revenues generated by a specified set of contracts associated with certain of CCPU products recognized over a period of 36 months after the closing of the merger. Earn-out payments will be made in cash, except that, in lieu of making any and all earn-out payments, we may elect after the 18-month anniversary of the closing date to make a one-time payment in cash and/or issuance of our shares with a combined aggregate value of $15,000,000. Closing of the merger is subject to certain regulatory approvals, the approval of the shareholders of CCPU and other customary closing conditions and is expected to occur during the later part of the second quarter of 2011.

In connection with the merger, we will assume CCPU’s stock incentive plan as to unvested options, which will be converted into RadiSys stock options pursuant to a formula described in the Merger Agreement. The assumed unvested options will be subject to the same term, vesting and exercise arrangements that were applicable to such options under the CCPU stock incentive plan. The CCPU stock incentive plan provides for vesting at a rate of 25% per year over four years from the date of grant, unless otherwise specified by the plan administrator; but not less than 20% per year over five years. No new awards will be granted under the CCPU 1998 Stock Incentive Plan after the merger.

Under the Merger Agreement, the maximum number of shares of RadiSys common stock that may be issued in connection with the merger, the earn-out payments and the assumed CCPU options is capped at 19.9% of the number of shares of RadiSys common stock outstanding immediately before the closing of the merger. If the merger had closed on April 29, 2011, the cap would have been approximately 4.84 million shares. The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K filed on May 3, 2011, the terms of which are incorporated herein by reference.

In connection with entering into the Merger Agreement, we adopted the RadiSys Corporation Inducement Stock Plan for CCPU Employees, or Inducement Plan, to, among other things, provide non-statutory stock option and restricted stock awards as inducement grants to CCPU employees in order to attract and retain their services following the merger. The Inducement Plan was adopted without shareholder approval in reliance upon the exception provided under Nasdaq Listing Rule 5635(c)(4) relating to awards granted in connection with the hiring of new employees, including grants to transferred employees in connection with a merger or other acquisition. Awards under the Inducement Plan may only be made to CCPU employees and will only become effective upon the completion of the merger. The maximum number of shares of common stock with respect to which awards may be granted is 600,000 shares. Any shares subject to restricted stock awards will be counted against the numerical limits of the plan as two shares for every one share. The Inducement Plan provides that the Compensation Committee will determine the option price at which common stock may be purchased, but the price will not be less than the fair market value of the common stock on the effective date of the option grant, which will be the closing date of the merger. The Compensation Committee will determine the term of each option, but no option will be exercisable more than seven years after the date of grant. The vesting of awards may be conditioned upon the completion of a specified period of employment, upon attainment of specified performance goals and/or upon such other criteria as the Compensation Committee may determine.

In connection with entering into the Merger Agreement, subject to and effective upon the completion of the merger, our board approved the appointment of Mr. Michel Dagenais, currently the Chief Executive Officer of CCPU, to serve as the Chief Executive Officer of RadiSys in replacement of Mr. Scott Grout, with Mr. Grout continuing to serve as our director and Vice Chair of the Board of Directors at the Board’s request. Mr. Grout will remain with RadiSys for a transition period and assist with the integration of RadiSys and CCPU operations.

Mr. Dagenais, 58, joined CCPU as president and CEO in December 2006. Before joining CCPU he was president and CEO of Optical Solutions, Inc., a market leading supplier of fiber optics to the home access solutions. He led Optical Solutions through a period of significant growth, culminating in the successful acquisition of Optical Solutions by Calix Networks, a large telecom equipment supplier focused on access solutions for broadband service delivery. He brings to us over 25 years of experience in the telecommunications industry, including prior executive and management positions at Convergent Networks, Lucent, and Nortel. Mr. Dagenais has a M.Eng. and a B.Eng. in electrical engineering from Carleton University in Ottawa, Canada. He has no family relationships with any other officer or director of RadiSys.

In connection with the Merger Agreement, the Board of Directors approved an employment agreement with Mr. Dagenais, which will become effective at closing when Mr. Dagenais begins his employment with RadiSys. The employment agreement provides for Mr. Dagenais’ employment as the Chief Executive Officer of RadiSys, subject to termination rights by either RadiSys or Mr. Dagenais, with an annual base salary of $385,000 and a variable incentive target of $425,000 for a total annual target cash amount of $810,000. Additionally, effective on the date he assumes the role of the Chief Executive Officer of RadiSys, Mr. Dagenais will be granted an equity award of 70,000 stock options and 30,000 restricted stock units, which will vest over the course of three years from the grant date. In addition, he will be granted a target award of 135,000 performance shares under the RadiSys Corporation Long Term Incentive Plan.

In connection with the Merger Agreement, the Board of Directors approved a change of control agreement with Mr. Dagenais, which will become effective upon Mr. Dagenais’ commencement of employment with RadiSys. The change of control agreement provides that if RadiSys terminates Mr. Dagenais’ employment (other than for cause, death or disability) or if he terminates his employment with RadiSys for good reason within 12 months following a change of control of RadiSys or within three months preceding a change of control, Mr. Dagenais will be entitled to receive severance pay in a cash amount equal to 24 months of his annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, he will also entitled to receive Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) benefits for 12 months, certain other immaterial benefits and all stock options, restricted stock units and other similar awards granted to Mr. Dagenais shall be immediately exercisable in full, or vested as applicable, in accordance with the applicable provisions of the relevant award agreement and the plan.

In connection with the Merger Agreement, the Board of Directors also approved an executive severance agreement with Mr. Dagenais, which will become effective upon Mr. Dagenais’ commencement of employment with RadiSys. Under the severance agreement, if Mr. Dagenais’ employment with RadiSys is terminated other than for cause, death or disability, or if he terminates his employment with RadiSys for good reason, he will be entitled to (i) a payment of 24 months base pay at the rate in effect immediately prior to the date of termination, (ii) up to 12 months of continued coverage pursuant to COBRA, (iii) stock-based incentive compensation plan payout under the RadiSys Corporation Long Term Incentive Plan pursuant to the terms of and within the periods specified in the Long Term Incentive Plan, (iv) partial cash-based incentive compensation plan payout, if any, and (v) other immaterial benefits.

The foregoing description of the employment agreement, the change of control agreement and the severance agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, the change of control agreement and the severance agreement, as applicable, copies of which were filed as exhibits to our Current Report on Form 8-K filed on May 3, 2011, the terms of which are incorporated herein by reference.

In addition, upon the closing of the CCPU merger, Mr. Dagenais will receive (i) his respective portion of the closing cash and stock merger consideration for his CCPU shares and vested options, (ii) assuming no indemnification claims are made under the Merger Agreement, his respective portion of the additional shares of our common stock deliverable upon expiration of the escrow periods described above and (iii) his respective portion of the earn-out payments. In addition, RadiSys will assume his unvested CCPU options, which will be converted into options to acquire shares of our common stock. Such assumed options will continue to vest over a two to three year period according to the original vesting schedule for the original term.

On May 1, 2011, subject to and effective upon the completion of the merger, the Board of Directors promoted Mr. Brian Bronson to be the President and Chief Financial Officer of RadiSys.

Prior to his new appointment, Mr. Bronson, 39, served as Chief Financial Officer of RadiSys. Brian Bronson joined RadiSys in 1999 and has been an officer since 2000. Prior to his being named as Chief Financial Officer in November 2006, Mr. Bronson held the positions with RadiSys of Vice President of Finance and Business Development and Treasurer and Chief Accounting Officer. Before joining

RadiSys, from 1995 to 1999, Mr. Bronson held a number of financial management roles at Tektronix, Inc. where he was responsible for investor relations, finance and accounting functions for both domestic and international operations. Prior to joining Tektronix, Inc., Mr. Bronson practiced as a Certified Public Accountant with the accounting firm Deloitte and Touche, LLP. Mr. Bronson holds a bachelors degree in Business Administration and Communications from Oregon State University. Mr. Bronson has no family relationships with any other officer or director of RadiSys.

In connection with Mr. Bronson’s promotion to be the President and Chief Financial Officer of RadiSys, his cash compensation will be increased to an annual base salary of $350,000 and a variable incentive target of $300,000 for a total annual target cash amount of $650,000. Additionally, Mr. Bronson will be granted an equity award of 21,000 stock options and 9,000 restricted stock units, which will vest over the course of three years from the grant date.

In connection with Mr. Bronson’s promotion to be the President and Chief Financial Officer of RadiSys, the Board of Directors approved an amended and restated change of control agreement for Mr. Bronson, which will become effective upon his promotion to President and Chief Financial Officer.

The amended and restated change of control agreement provides that if RadiSys terminates Mr. Bronson’s employment (other than for cause, death or disability) or if he terminates his employment with RadiSys for good reason within 12 months following a change of control of RadiSys or within three months preceding a change of control, Mr. Bronson will be entitled to receive severance pay in a cash amount equal to 24 months of his annual base pay at the highest annual rate in effect at any time within the 12-month period preceding the date of termination. Upon such termination, and in addition to severance pay, he will also be entitled to receive COBRA benefits for 12 months, certain other immaterial benefits, and all stock options, restricted stock units and other similar awards granted to Mr. Bronson shall be immediately exercisable in full, or vested, as applicable, in accordance with the applicable provisions of the relevant award agreement and the plan.

In connection with Mr. Bronson’s promotion to be the President and Chief Financial Officer of RadiSys, the Board of Directors also approved an amended and restated executive severance agreement for Mr. Bronson, which will become effective upon his promotion to President and Chief Financial Officer. Under the amended and restated severance agreement, if Mr. Bronson’s employment with RadiSys is terminated other than for cause, death or disability, or if he terminates his employment with RadiSys for good reason, he will be entitled to (i) a payment of 24 months base pay at the rate in effect immediately prior to the date of termination, (ii) up to 12 months of continued coverage pursuant to COBRA, (iii) stock-based incentive compensation plan payout under the RadiSys Corporation Long Term Incentive Plan pursuant to the terms of and within the periods specified in the Long Term Incentive Plan, (iv) partial cash-based incentive compensation plan payout, if any, and (v) other immaterial benefits.

The foregoing description of the amended and restated change of control agreement and the amended and restated severance agreement with Mr. Bronson does not purport to be complete and is qualified in its entirety by reference to the full text of the amended and restated change of control agreement and the amended and restated severance agreement, as applicable, copies of which were filed as exhibits to our Current Report on Form 8-K filed on May 3, 2011, the terms of which are incorporated herein by reference.

In connection with the Merger Agreement, the Board of Directors approved an integration services agreement with Mr. Scott Grout (the “Services Agreement”), which, subject to and effective upon the completion of the merger, will replace his existing change of control agreement and severance agreement. The Services Agreement provides that upon the closing of the merger, Mr. Grout will resign as the President and Chief Executive Officer of RadiSys, but will remain an employee to assist RadiSys with the integration of CCPU’s operations and continue to serve as a director and Vice Chair of the Board of Directors at the Board’s request. The Services Agreement will remain in effect until the earlier of six calendar months from the closing of the merger or the date it is terminated by RadiSys. Under the Services Agreement, (i) RadiSys will continue to pay Mr. Grout his base salary at the rate in effect immediately prior to the date of the Services Agreement; (ii) he will continue to be eligible to participate in the cash-based incentive compensation plan and will be paid under such plan in accordance with its terms and at the incentive target rate in effect immediately prior to the date of the Services Agreement; (iii) he will retain his time-based equity awards granted under the RadiSys Corporation 2007 Stock Plan, which will continue to vest while he remains a director and will be exercisable for a 12-month period following the termination of his employment and service as a director, (iv) he will forfeit his award under the RadiSys Corporation Long Term Incentive Plan and (v) he will continue to receive all benefits provided to executive regular employees of RadiSys, including health insurance and related ancillary benefits.

Following the termination of the Services Agreement, the Company will pay Mr. Grout a lump-sum amount of $500,000 plus, if terminated prior to the end of the six-month term, the amount of all compensation that would otherwise have been paid for the remainder of the term. Further, he will enter into a one year non-compete agreement, be entitled to receive COBRA benefits for 12 months and other immaterial benefits.

The foregoing description of the Services Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Services Agreement, a copy of which was filed as an exhibit to our Current Report on Form 8-K filed on May 3, 2011, the terms of which are incorporated herein by reference.

This Supplement to Proxy Statement provides additional information to the proxy statement for our annual meeting that was previously made available to our shareholders. Except as described above, this Supplement to Proxy Statement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the proxy statement. Please refer to the proxy statement for additional information concerning the annual meeting, the matters on which your proxy is solicited by our Board of Directors and how to vote your shares.

May 3, 2011

Forward-Looking Statements

Statements included in this document regarding the consummation of the proposed transaction, benefits, certain royalty revenues, earn-out payments, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, revenue growth, management changes or other attributes of RadiSys following the transaction and other statements that are not historical facts, are forward-looking statements. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate”, “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. These statements involve known and unknown risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, actions by CCPU’s shareholders, costs and difficulties related to integration of acquired businesses, delays, costs and difficulties related to the transaction, market conditions, performance and customer acceptance of the Trillium line of products, the combined companies’ financial results and performance, satisfaction of closing conditions and other factors detailed in risk factors and elsewhere in RadiSys

Annual Report on Form 10-K for the year ended December 31, 2010, and its other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this document is as of today. Except as required by law, RadiSys disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Additional Information

In connection with the proposed merger, RadiSys may file with the SEC a registration statement on Form S-4, which will include a prospectus of RadiSys and other relevant materials in connection with the proposed transactions, and may file with the SEC other documents regarding the proposed transaction. The final prospectus would be mailed to the stockholders of CCPU. Investors and security holders of CCPU are urged to read the prospectus (including any amendments or supplements thereto) and the other relevant material carefully in their entirety if and when they become available because they will contain important information about CCPU, RadiSys and the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended or an exemption therefrom.

Upon filing, any prospectus and other relevant materials (when and if they become available), and any and all documents filed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by RadiSys by directing a written request to RadiSys Corporation, 5445 N.E. Dawson Creek Drive, Hillsboro, OR 97124, Attention: Investor Relations.